UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 1, 2007
Health Grades, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22019	62-1623449

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Golden Ridge Road, Suite 100 Golden, Colorado	80401

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 716-0041
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Exchange Act of 1933, except as shall be expressly set forth by specific reference in such filing.
As described more fully in Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2006, we have been in arbitration with Hewitt Associates LLC (Hewitt) with respect to a Development and Services Agreement (Hewitt Agreement). We filed our Demand for Arbitration before the American Arbitration Association on March 28, 2006.
On May 1, 2007, the panel of arbitrators in the Hewitt arbitration entered an award with respect to our claims against Hewitt. The panel found that the Hewitt Agreement was a valid and enforceable contract. The panel also found that the letter Hewitt sent to us on December 31, 2005 did not terminate the Hewitt Agreement and that Hewitt breached the agreement. The arbitration panel awarded us $3.6 million plus an additional amount of $467 per day until the award is paid or reduced to judgment. The panel’s award was based upon the three-year minimum annual guarantee under the Hewitt Agreement. This guarantee was $3 million annually for 2007, 2008 and 2009. The panel reduced this amount by its estimate of expected costs of generating these revenues. After deriving a net revenue amount, the panel performed a present value calculation of the net revenue amount utilizing a discount rate of 15%. Finally, the panel added prejudgment interest of approximately $192,000.
In addition, the panel concluded that we were the “prevailing party” pursuant to section 21(c) of the Hewitt Agreement. As such, the panel ruled that we are entitled to an award of our reasonable attorneys’ fees and costs. We have calculated our attorneys’ fees and costs through April 30, 2007 to be approximately $878,000. We will submit our request for an award of attorneys’ fees and costs by May 25, 2007. This request will include any additional fees and costs incurred by us subsequent to April 30, 2007 and to the date of filing. Hewitt must submit its response, if any, to our request for attorneys’ fees and costs on or before June 8, 2007. The panel will rule on the submissions and issue a final award approximately 30 days after the date all submissions on the attorneys’ fees and costs issue are received by them.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH GRADES, INC. (Registrant)
By:	/s/ ALLEN DODGE
Allen Dodge
Executive Vice President and Chief Financial Officer

Dated: May 7, 2007